CONTACTS:	Christopher Payan
Chief Executive Officer
(516) 390-2134

Investor Relations: Cara O’Brien/Leigh Parrish
Media Relations: Melissa Merrill
Financial Dynamics
212-850-5600

FOR IMMEDIATE RELEASE

EMERGING VISION REACHES FAVORABLE SETTLEMENT IN LUZERNE LAWSUIT

Garden City, NY, August 23, 2005 – Emerging Vision, Inc. (OTCBB – ISEE.OB) today announced that the Company has reached a settlement in its legal proceedings with Luzerne Optical Laboratories (“Luzerne”) regarding certain laboratory services allegedly provided to the Company. Under the terms of the agreement, Emerging Vision will pay the aggregate sum of $115,000 to Luzerne in consideration for their dismissal of the action and the exchange of mutual general releases, which represents more than a 50% reduction from the $241,000 Luzerne was originally seeking. The settlement amount was paid in full on August 22, 2005.

Christopher Payan, Chief Executive Officer of Emerging Vision, commented, “We are pleased to have reached a settlement with Luzerne, which was less than half of what they were originally seeking to recover. Further legal proceedings would have been costly to our business and distracted management’s focus away from the Company’s core operations for an even longer period of time. While we maintain a different view of the underlying litigation, this settlement allows our management team to again focus exclusively on generating profitable results and efficiently growing the business.”

About Emerging Vision

Emerging Vision, Inc. is a leading provider of eye care products and services and currently operates one of the largest franchised optical chains in the United States.  Principally under the Sterling Optical and Site for Sore Eyes brands, the Company has nearly 175 franchised and company-owned stores located across 19 states, the District of Columbia, Ontario, Canada and the U.S. Virgin Islands.  Most of the Company’s stores offer prescription and non-prescription eyeglasses, eyeglass frames, ophthalmic lenses, contact lenses, sunglasses, and a range of ancillary items.  The Company also operates VisionCare of California (d/b/a Sterling VisionCare), a specialized health care maintenance organization that employs licensed optometrists to provide services for stores located in California.  For more information, visit Emerging Vision’s website at www.emergingvision.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including statements relating to the anticipated final report of annual revenue growth, the anticipated gross profit margins, and other items to be reported in the Company’s results for 2004 ). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the uncertainty relating to reporting unaudited financial results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of January 27, 2005. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

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